UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2014

ECO-SHIFT POWER CORP.

(Exact name of registrant as specified in its charter)

DELAWARE	000-21134	04-2893483
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1090 Fountain Street North

Cambridge, Ontario N3H 4R7

(Address of Principal Executive Offices)

(519) 650-9506

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On May 20, 2014, Eco-Shift Power Corp. (the “Company”) entered into a placement agent agreement (the “Placement Agent Agreement”) with WestPark Capital, Inc. (“WestPark”) pursuant to which WestPark agreed to act as the Company’s exclusive placement agent and use its commercially reasonable efforts to arrange for the sale of up to $7,000,000 of shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) together with warrants to purchase an equal number of shares and (2) 18-month convertible promissory notes in the aggregate principal amount of up to $500,000, which will be convertible in Common, together with a warrant for the same number of shares issuable upon conversion of the notes, (collectively, the “Offering”). There is no minimum offering amount required as a condition to closing of the Offering and the actual amount, structure and price of the Offering will be determined by the Company and WestPark after completion of an analysis of the business and market conditions for the Offering.

The Placement Agent Agreement contains customary representations, warranties and covenants of the Company and WestPark.

The securities in the Offering will be offered by the Company pursuant to an exemption under Section 4(2) of the Securities Act. This Current Report on Form 8-K does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The foregoing description of the Placement Agent Agreement is qualified in its entirety by reference to the complete text of the Placement Agent Agreement, which is filed hereto as Exhibit 1.1 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eco-Shift Power Corp.

Date: May 30, 2014	By:	/s/ James Hughes
	Name:	James Hughes
	Title:	Chief Financial Officer